NYSE Regulation

Janice O'Neill
Senior Vice President
Corporate Compliance

11 Wall Street
New York, NY 10005
T +1 212 656 2407
F +1 212 656 5780
joneill@nyx.com

Via E-mail and U.S. Mail

February 28, 2012

Mr. Robert Davis
Chief Executive Officer, Chief Financial Officer & Chief Operating Officer
ATC Venture Group Inc.
1701 38th Avenue West
Spencer, IA 51301

Dear Mr. Davis:

As you are aware, ATC Venture Group Inc. ("ATC" or the "Company") is not in compliance with one of the NYSE Amex LLC's ("NYSE Amex" or the "Exchange") continued listing standards. Specifically, the Company is not in compliance with Sections 134 and 1101 of the Company Guide in that it did not timely file its Form 10-K for the fiscal year ended September 30, 2011 and its Form 10-Q for the period ended December 31, 2011.

Based on information provided by the Company, the Exchange has determined that, in accordance with Section 1009 of the Company Guide, the Company made a reasonable demonstration of its ability to regain compliance with Sections 134 and 1101 of the Company Guide by the end of the revised plan period, which we have determined to be April 16, 2012 (the "Plan Period"). Therefore, at this time, we are prepared to continue the listing of ATC subject to the following conditions:

i. The Company must make a public announcement through the news media by March 5, 2012 disclosing the fact that it is not in compliance with the continued listing standard of the Exchange and that its listing is being continued pursuant to an extension. The targeted completion date of April 16, 2012 must also be disclosed. For your convenience, we have enclosed sample press release language and a list of news services that the Company may use in connection with this disclosure.[1]

ii. The Company must continue to provide the Exchange Staff with updates in conjunction with the initiatives of the Plan as appropriate or upon request.

iii. Exchange Staff will review ATC periodically for compliance with the Plan. If the Company does not show progress consistent with the Plan, the Exchange Staff will review the

[1] In advance of issuance, the Company must e-mail a copy of the news to the Market Watch Department at nyxalert@nyx.com and to Heather Callis at hcallis@nyx.com. During market hours (9:30 a.m. – 5:00 p.m. Eastern Time), listed companies are also required to call the Market Watch Department at 877-NYX-ALRT (877-699-2578 or 212-656-5414) ten minutes in advance of issuing the news.

circumstances and may immediately commence delisting proceedings. Additionally, please be advised that consistent with the Exchange's obligations and responsibilities as a self-regulatory organization, the Exchange Staff is authorized to initiate immediate delisting proceedings as appropriate in the public interest, notwithstanding the terms of this letter.

iv. Any issuances of additional shares by the Company during the Plan Period will require prior approval of a management committee of the Exchange. Applications to list additional shares must be filed at least two weeks in advance of the date by which the Company wishes to issue additional securities listed on the Exchange.

ATC must be in compliance with all the requirements of the Exchange's continued listing standards by April 16, 2012. Failure to regain compliance within the timeframe outlined above will likely result in the Exchange Staff initiating delisting proceedings pursuant to Section 1009 of the Company Guide.

We appreciate your attention to this matter and we look forward to continuing to work with you through this difficult time. Towards that end, it is important during this process that you continue to communicate with the Exchange on a proactive basis regarding all corporate developments. If we may be of any assistance in this matter, please do not hesitate to contact Heather Callis, Senior Analyst, at (212) 656-6248.

Please acknowledge your acceptance of the conditions outlined in this letter by signing and returning the enclosed copy of this letter by March 5, 2011.

Very truly yours,

Enclosure

Acknowledged and Agreed to:

________________________ Date:

Mr. Robert Davis
Chief Executive Officer, Chief Financial Officer & Chief Operating Officer